Exhibit 99.(r)(ii)

TRILOMA ENERGY ADVISORS, LLC

CODE OF ETHICS

JUNE 1, 2015

The Code of Ethics (the “Code”) applies to all officers, principals and employees of Triloma Energy Advisors, LLC (the “Adviser”). The officers, principals and employees of Adviser are responsible for maintaining this level of integrity and for complying with the policies contained in the Code. If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with the Adviser’s Chief Compliance Officer.

This Code has been adopted by the Adviser and is subject to approval by the Board of Trustees of Triloma EIG Global Energy Fund and Triloma EIG Global Energy Term Fund I in accordance with Rule 17j-l(c) under the 1940 Act and Rule 204A-1 under the Advisers Act. Rule 204A-1 of the Advisers Act requires that all Adviser personnel comply with all applicable federal securities laws. The definitions for capitalized terms used throughout this Code, when not defined, are included in Section XIV.

It is the intention of this Code to establish the fundamental standard to be followed with regard to personal securities transactions of the Adviser’s Access Persons. This Code is designed to ensure that all personal securities transactions by individuals with access to information regarding real or potential portfolio securities of the Adviser or the Adviser’s clients are conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Persons interest and the interests of the Adviser or abuse of the Access Persons position of trust and responsibility.

I.                                        STANDARDS OF CONDUCT

This Code is intended to be a codification of standards that are reasonably designed to deter wrongdoing and to promote:

1.              Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.              Full, fair, accurate, timely and understandable disclosure in reports filed with the Securities and Exchange Commission and in other public communications;

3.              Compliance with applicable governmental laws, rules and regulations;

4.              Prompt internal reporting of violations of this Code to the CCO; and

5.              Accountability for adherence to this Code.

Notwithstanding the requirements of the 1940 Act and the federal securities laws, the Adviser expects all of its associates, officers, associated persons and Access Persons to adhere to the same ideals, principles and values regarding high ethical conduct and should not only live up to the letter of the law but also to these ideals.

A.                                   Prohibited Transactions

1.                                      Investment Personnel are generally prohibited from participating in Initial Public Offerings and Limited Offerings.

2.                                      Investment Personnel may not purchase or sell any Covered Security that has been designated a Restricted Security by the CCO without first obtaining prior clearance from the CCO. The CCO may reject any request for clearance for a proposed trade that: (a) involves a security that is being purchased or sold by the Fund or is being considered for purchase or sale; (b) the CCO has deemed, in his or her best judgment, the Investment Personnel is or may be privy to nonpublic information concerning the security; (c) is otherwise prohibited under any internal policies of the Fund; (d) breaches the Investment Personnel’s fiduciary duty to the Fund; (e) is otherwise inconsistent with applicable law, including the Advisers Act, the Investment Fund Act and the

Employee Retirement Income Security Act of 1974; or (f) creates a conflict of interest or an appearance thereof.

3.                                      It is the responsibility of the CCO to determine for purposes of the application of the restrictions of this sub-paragraph that Covered Securities should be deemed a Restricted Security. Such determination shall be based on current and upcoming recommendations of securities for purchase or sale in or out of the client accounts and any other circumstance that may warrant such a designation to protect the appearance of any impropriety. The SEC, as well as this Code, requires that all transactions by Investment Personnel in Initial Public Offerings and Limited Offerings require pre-clearance by the CCO. In addition, any transactions involving securities of the Fund require pre-clearance by the CCO. The Restricted Security List will be distributed to each Investment Personnel in a manner and frequency to keep Investment Personnel fully advised of such designations. It is the responsibility of each Investment Personnel to review the list prior to placing any order for his/her personal account and submitting a pre-clearance request for any Restricted Security in accordance with this Code. Compliance of the requirements under this Section shall be verified by the CCO as a part of the review of each Investment Personnel periodic reports.

At a minimum, the Restricted Security List shall include Fund investments, Initial Public Offerings and Limited or Private Offerings within the energy industry. Covered Persons shall be notified of any additional Restricted Securities by and upon determination of the CCO.

An Access Person may submit an electronic Trading Request Form made available on Triloma Financial Group’s internal shared drive. Alternatively, an Access Person may submit a preclearance request by sending an email to compliance@triloma.com. The email shall contain the Covered Person’s name, the security for which a transaction approval is being requested and the following certification language:

Requestor represents and warrants that Requestor is not aware of, does not have access to and does not know of any material, non-public information regarding the restricted company in this request. Requestor acknowledges that: (i) any approval given in response to this request is subject to the requirements of all applicable laws, rules and regulations; (ii) Requestor alone shall be responsible for ensuring compliance with all applicable laws, rules and regulations; and (iii) Requestor shall not be entitled to rely upon or construe any approval given in response to this request as a legal opinion or confirmation that Requestor is permitted to trade in Restricted Securities under applicable laws, rules and regulations. Requestor further acknowledges that any approval given in response to this request shall be valid until the earliest of the following: (i) one or more of the representations and warranties contained herein are no longer true; (ii) three (3) business days from the date any approval is given; (iii) notice of an event-specific trading blackout period is provided to Access Persons; (iv) trading is no longer permitted under applicable laws, rules and regulations; (v) the commencement of a regularly scheduled trading blackout period; or (vi) the date set forth in any approval. The foregoing is confirmed, accepted and agreed to by the Requestor (submission via email shall be deemed to have been electronically signed by the Requestor).

II.                                           REPORTING REQUIREMENTS

To enable the Adviser to determine with reasonable assurance whether this Code is being observed by its Access Persons, the following reporting requirements apply, except as noted in Section III below:

1.              Initial Holdings Report. Within 10 days after a person becomes an Access Person, he or she shall deliver a report in writing (an “Initial Holdings Report”) to the CCO, in a form acceptable to the CCO, of all direct or indirect Beneficial Ownership interests of such Access Person in Covered Securities. Information to be reported must be current as of a date no more than 45 days prior to an individual becoming an Access Person and is to include:

a.              The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

b.              The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

c.               The date the report is submitted by the Access Person.

2.              Quarterly Transaction Report. Each Access Person shall deliver a report in writing (a “Quarterly Transaction Report”), to the CCO within 30 days of the end of each calendar quarter, in a form acceptable to the CCO, that includes, with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership:

a.              The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

b.              The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.               The price of the Covered Security at which the transaction was effected;

d.              The name of the broker, dealer or bank with or through which the transaction was effected; and

e.               The date the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the report shall also include:

a.              The name of the broker, dealer or bank with whom the Access Person established the account;

b.              The date the account was established; and

c.               The date the report is submitted by the Access Person.

2.              Annual Holdings Report  . Each Access Person shall deliver a written report annually (an “Annual Holdings Report”), in a form acceptable to the CCO, no later than January 31 of each year, that includes the following information, which must be current as of December 31 of the prior calendar year:

a.              The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

b.              The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

c.               The date the report is submitted by the Access Person.

The form of reporting pursuant to this Section II shall be in accordance with such form and process as established by the CCO at his or her discretion.

It is the Adviser’s policy that all Access Persons submit these reports to the CCO within the prescribed time periods, whether or not securities transactions have occurred in their accounts during the relevant period. Those Access Persons having no securities transaction to report must indicate this fact in his or her report. The report must then be dated, signed and submitted to the CCO for review.

III.                                            EXCEPTIONS FROM REPORTING REQUIREMENTS

The following exceptions from the reporting requirements of Section II of this Code are granted to Access Persons:

1.              An Access Person need not submit reports pursuant to Section II of this Code with respect to transactions effected for, and Covered Securities held in, any account over which such person has no direct or indirect influence or control;

2.              An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an automatic purchase plan or dividend reinvestment plan, which such plan had previously been provided to the CCO;

3.              An Access Person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund with respect to the Access Person, provided such broker trade confirmations or account statements are received by the due date required for a Quarterly Transaction Report and broker trade confirmations or account statements contain all of the information required to be included in the Quarterly Transaction Report.

VII.                               CERTIFICATION

All Access Persons are required to certify they have read and understand this Code and recognize they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies.

VIII.                          ENFORCEMENT

If the CCO determines that a violation of this Code may have occurred, before making a final determination that an individual has committed a material violation, the CCO may give such person an opportunity to supply additional information regarding the transaction in question.

If the CCO determines that a material violation of this Code has occurred, he or she shall promptly report the violation to the Board. The Board, including a majority of the Independent Trustees, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, in addition to any disgorgement required pursuant to Section IV, including, among other things, a letter of sanction, suspension or termination of the employment of the violator.

No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If, for example, a securities transaction of the CCO is under consideration, a trustee of the Fund designated for this purpose by the Board or, in the absence of such designation, the Chairman of the Fund’s Nominating and Governance Committee, shall act in all respects in the manner prescribed herein in place of the CCO.

X.                                        RECORDKEEPING

The Fund shall maintain the following records at its principal offices as follows:

1.              This Code and any related procedures, and any code of ethics of the Fund that has been in effect during the past five years, shall be maintained in an easily accessible place;

2.              A record of any violation of this Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

3.              A copy of each report under this Code made by (or duplicate brokerage statements and/or confirmations for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

4.              A record of all persons, currently or within the past five years, who are or were required to make or to review reports made pursuant to Section V, to be maintained in an easily accessible place;

5.              A copy of each report by the CCO to the Board, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and,

6.              A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Investment Person of securities offered in an Initial Public Offering or in a Limited Offering, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

XI.                                   CONFIDENTIALITY

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Corporation) any information regarding securities transactions by the Fund or consideration by the Fund or the Investment Adviser(s) of any such securities transactions.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

XII.                              SANCTIONS

Upon discovering a violation of this Code, the Board may impose any sanctions it deems appropriate, including a letter of censure, the suspension or termination of any Access Person, disgorgement, or the recommendation to the employer of the violator for the suspension or termination of the violator’s association with the Fund, the Investment Adviser(s) or the Dealer Manager.

XIII.                         APPROVAL REQUIREMENTS

The Board, including a majority of the Independent Trustees, must approve this Code and any material changes. The Board shall review this code no less frequently than annually. Before initially retaining any Investment Adviser or the Dealer Manager, the Board, including a majority of the Independent Trustees, must also approve the Code of Ethics of such Investment Adviser and/or the Dealer Manager, if required under federal securities laws to have such code of ethics, and must approve any material change to such codes of ethics within six months after the adoption of the material change. Each such approval must be based on a determination that the code of ethics in question contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving this Code, or an Investment Adviser’s or the Dealer Manager’s code of ethics or any material amendments thereto, the Board must have received a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent Access Persons from violating such entity’s code of ethics.

XIV.                          DEFINITIONS

1933 Act. 1933 Act is the Securities Act of 1933, as amended.

1934 Act. 1934 Act is the Securities Exchange Act of 1934, as amended.

1940 Act. 1940 Act is the Investment Company Act of 1940, as amended.

Access Person(s). Access Person(s) means:

1.              Any Advisory Person of the Fund or of the Fund’s Adviser, including its officers and managing directors; and

2.              Any officer or managing director of the Dealer Manager who, in the ordinary course of business, makes, participates in or obtains information regarding an actual or potential purchase or sale of Covered Securities by the Fund or whose functions or duties in the ordinary course of business relate to the making of any recommendations to the Fund with respect to such transactions.

Advisers Act. Advisers Act is the Investment Advisers Act of 1940, as amended.

Advisory Person(s) of the Fund or its Investment Adviser. Advisory Person(s) of the Fund or its Investment Adviser means: (i) any officer, managing director or employee of the Fund or its Investment Adviser, or any Fund in a Control relationship to the Fund or its Investment Adviser , who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Fund or its Investment Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of any Covered Security by the Fund.

Beneficial Ownership. Beneficial Ownership generally means any interest in a security for which an Access Person or any member of his or her immediate family sharing the same household can directly or indirectly receive a monetary (“pecuniary”) benefit. It shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the 1934 Act, in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder, that, generally speaking, encompass those situations where the beneficial owner has the right to enjoy a direct or indirect economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in: (i) the name of his or her spouse, domestic partner, minor children, or other relatives living in his or her household; (ii) a trust, estate or other account in which he/she has a present or future interest in the income, principal or right to obtain title to the securities; or (iii) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

Chief Compliance Officer. Chief Compliance Officer (“CCO”) means the person or persons designated by the Board to fulfill the responsibilities assigned to the Chief Compliance Officer hereunder. The Chief Compliance Officer may designate any responsibilities hereunder to any person qualified to perform such responsibilities.

Control. Control has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Covered Security. Covered Security means any Security, but excluding:

1.              Direct obligations of the government of the United States;

2.              Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

3.              Shares of open-end investment companies registered under the 1940 Act that are not advised by the Fund’s Investment Adviser and/or the Managing Dealer.

Initial Public Offering. Initial Public Offering or “IPO” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

Investment Adviser. Investment Adviser shall be defined in accordance with Section 2(20) of the 1940 Act and shall include all investment advisors of the Fund, including all investment sub-advisors.

Investment Personnel or Investment Person.                                   Investment Personnel or Investment Person means:

1.              Any employee of the Fund, its Investment Adviser (or of any company in a Control relationship to the Company or its Investment Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund or the evaluation of, or investment in, a Covered Security by the Fund; or

2.              Any natural person who controls the Fund or its Investment Adviser and who obtains information concerning recommendations regarding the purchase or sale of securities or the evaluation of or investment in a Covered Security by the Fund.

Limited Offering. Limited Offering means an offering or a private placement of securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the 1933 Act.

Managing Dealer. Managing Dealer means Triloma Securities, LLC, a Florida limited liability company.

Security. Security means a security as defined in Section 2(a)(9) of the 1940 Act, which includes: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-Fund certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, shares of closed-end investment companies, shares of exchange traded funds (whether registered as open-end investment companies or as a unit investment trust), limited partnership interests, limited liability company interests and shares or debt instruments issued in Limited Offerings, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase, any of the foregoing.

Security Held or to be Acquired by the Fund.                                       Security Held or to be Acquired by the Fund means:

1.              Any Covered Security that, within the most recent 15 days, has been held by the Fund or is being considered by the Fund or its Investment Adviser for purchase by the Fund; or

2.              Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in subparagraph (1) of this definition.